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                                                                     Exhibit 3.3

                          CERTIFICATE OF AMENDMENT OF
                              AMENDED AND RESTATED
                        CERTIFICATE OF INCORPORATION OF
                             GEN-PROBE INCORPORATED

     GEN-PROBE INCORPORATED, a Delaware corporation (the "CORPORATION"), does hereby certify that:

     FIRST: The name of the Corporation is GEN-PROBE INCORPORATED.

     SECOND: The date on which the original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware is July 27, 1987.

     THIRD: The Board of Directors of the Corporation, acting in accordance with the provisions of Sections 141 and 242 of the General Corporation Law of the State of Delaware (the "DGCL"), adopted resolutions providing that it was advisable and in the best interests of the Corporation that the first paragraph of Article Fourth of the Corporation's Amended and Restated Certificate of Incorporation be amended in its entirety to read as follows:

     "FOURTH: The Corporation is authorized to issue two classes of stock to be designated, respectively, Common Stock, par value $0.0001 per share ("Common Stock"), and Preferred Stock, par value $0.0001 per share ("Preferred Stock"). The total number of shares the Corporation shall have the authority to issue is 220,000,000 shares, 200,000,000 shares of which shall be Common Stock and 20,000,000 shares of which shall be Preferred Stock."

     FOURTH: Thereafter, pursuant to a resolution of the Board of Directors, this Certificate of Amendment was submitted to the stockholders of the Corporation for their approval, and was duly adopted in accordance with the provisions of Section 242 of the DGCL.

     IN WITNESS WHEREOF, Gen-Probe Incorporated has caused this Certificate of Amendment to be signed by its Vice President and General Counsel this 28th day of May, 2004.

                                      GEN-PROBE INCORPORATED

                                      By: /s/ R. William Bowen
                                          -----------------------
                                              R. William Bowen
                                              Vice President and General Counsel


      State of Delaware
     Secretary of State
  Division of Corporations
Delivered 11:38 AM 06/01/2004
  FILED 09:19 AM 06/01/2004
SRV 040403124 - 2133133 FILE